SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2014

ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)

(704) 731-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 8, 2014, EnPro Industries, Inc. (the “Company”) announced its intention to offer, subject to market and other conditions, $300 million in aggregate principal amount of its senior notes due 2022 (the “Senior Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Company intends to use a portion of the net proceeds of the offering of the Senior Notes to fund the repayment of borrowings under its senior secured revolving credit facility that are incurred to fund the purchase of any and all of $74.78 million in aggregate principal amount of its 3.9375% Convertible Senior Debentures due 2015 (the “Convertible Debentures”) validly tendered, and accepted for purchase, pursuant to a cash tender offer (the “Tender Offer”) that the Company commenced on August 11, 2014. The Company intends to apply the remaining net proceeds to repay all remaining borrowings and accrued interest outstanding under its senior secured revolving credit facility, to pay fees and expenses related to the offering and the Tender Offer and for other general corporate purposes, which may in the future include retiring any Convertible Debentures not purchased in the Tender Offer.

In connection with the private offering of the Senior Notes, the Company is disclosing certain information to prospective investors in a preliminary offering memorandum dated September 8, 2014 (the “Preliminary Offering Memorandum”). Pursuant to Regulation FD, the Company is furnishing as Exhibit 99.1 certain information excerpted from the Preliminary Offering Memorandum consisting of (i) certain subsections of the section captioned “Summary,” (ii) the section captioned “Capitalization,” (iii) the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (iv) the section captioned “Business Overview.”

Exhibit 99.1 includes disclosure that, although the Company does not routinely report financial information other than with respect to its annual and quarterly fiscal periods, its preliminary unaudited net sales, income before income taxes and segment profit for the two-month period ended August 31, 2014 were approximately $188.3 million, approximately $6.0 million and approximately $20.4 million, respectively, compared to unaudited net sales, income before income taxes and segment profit for the two-month period ended August 31, 2013 of approximately $166.0 million, approximately $0.9 million and approximately $15.4 million, respectively. Segment profit is the total of the segment revenue of each of the Company’s reportable segments reduced by operating, restructuring and other expenses identifiable with the segment. Expenses not directly attributable to the segments, corporate expenses (which include general corporate administrative costs), net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of segment profit. The accounting policies of the Company’s reportable segments are the same as those for the Company.

The following table sets forth a reconciliation of segment profit to income before income taxes for the two-month periods ended August 31, 2014 and 2013.

	Two Months Ended August 31,
	2013	2014
	(unaudited)
	(in millions)
Segment profit	$15.4	$20.4
Corporate expenses	(5.4)	(7.5)
Other items	(1.7)	(0.8)
Interest expense	(7.4)	(6.1)

Income before income taxes	$0.9	$6.0

The Company does not intend to provide future financial information for any period other than with respect to its annual and quarterly fiscal periods.

The preliminary unaudited financial information presented above for the two-month period ended August 31, 2014 reflects estimates based only upon preliminary information available to the Company as of the date hereof, is subject to change pending finalization and is not a comprehensive statement of the Company’s financial results or position as of or for the two-months ended August 31, 2014. During the course of the Company’s financial statement closing process, it may identify items that would require it to make adjustments to the preliminary operating results described above. As a result, the foregoing discussion constitutes forward-looking statements and, therefore, the Company cautions you that these statements are subject to risks and uncertainties, including possible adjustments to its preliminary operating results.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated by reference therein.

Item 8.01	Other Events.

On September 8, 2014, the Company issued a press release announcing its intention to offer, subject to market and other conditions, the Senior Notes. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	Information excerpted from the Preliminary Offering Memorandum dated September 8, 2014

Exhibit 99.2	Press release of EnPro Industries, Inc. dated September 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2014

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Information excerpted from the Preliminary Offering Memorandum dated September 8, 2014

99.2	Press release of EnPro Industries, Inc. dated September 8, 2014

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